Exhibit 99.2

UNITED STATES BANKRUPTCY COURT, SOUTHERN DISTRICT OF CALIFORNIA

In re:

Advanced Tissue Sciences, Inc., et al.,	Chapter 11 Bankruptcy No. 02-09988-M11
Debtors and Debtors in Possession.	Jointly Administered

NOTICE OF CLAIMS DEADLINE (DECEMBER 31, 2002)

TO ALL PERSONS AND ENTITIES WITH CLAIMS AGAINST ANY OF Advanced Tissue Sciences, Inc.; ATS Dermagraft, Inc.; ATS Orthopedics, Inc.; Bionuvia, Inc.; and Segenix, Inc.(collectively, the “Debtors”):

PLEASE TAKE NOTICE that, pursuant to an order of the Bankruptcy Court, entered on or about November 11, 2002 (the “Bar Date Order”), all persons and entities, including individuals, partnerships, estates, and trusts (except those persons or entities that are excused by the terms of the Bar Date Order) who have a claim or potential claim against any of the Debtors that arose prior to October 10, 2002, no matter how remote or contingent such claim may be, must file a proof of claim on or before December 31, 2002(the “Bar Date”), by mailing or delivering an original proof of claim form to the United States Bankruptcy Court, Jacob Weinberger United States Courthouse, 325 West “F” Street, San Diego, California 92101-6989, so that it is actually received on or before the Bar Date. Proofs of claim sent by facsimile will not be accepted. You must also serve a copy of the proof of claim by mail on the Debtors’ attorney at Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1400, Irvine, California 92614-8557 (Attn: Lillian Ton). A proof of claim form may be obtained from any bankruptcy court clerk’s office, the court’s Website at http://www.casb.uscourts.gov, and from certain business supply stores.

PLEASE TAKE FURTHER NOTICE that the Bar Date Order also establishes April 8, 2003 (the “Governmental Unit Bar Date”), as the last date and time for the filing of proofs of claim against the Debtors by governmental units (as such term is defined in section 101(27) of the Bankruptcy Code); provided, however, that all other provisions of the Bar Date Order are otherwise effective in all respects as to governmental unit, and such governmental unit must otherwise comply with the terms of the Bar Date Order.

ANY PERSON OR ENTITY (EXCEPT A PERSON OR ENTITY WHO IS EXCUSED BY THE TERMS OF THE BAR DATE ORDER) WHO FAILS TO FILE A PROOF OF CLAIM ON OR BEFORE THE BAR DATE (OR THE GOVERNMENTAL UNIT BAR DATE, IF APPLICABLE) MAY BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH CLAIM (OR FILING A PROOF OF CLAIM WITH RESPECT TO SUCH CLAIM) AGAINST THE DEBTORS, AND THE DEBTORS AND THEIR PROPERTY, MAY BE FOREVER DISCHARGED FROM ANY AND ALL INDEBTEDNESS OR LIABILITY WITH RESPECT TO SUCH CLAIM, AND SUCH HOLDER MAY NOT BE PERMITTED TO VOTE ON ANY PLAN OF REORGANIZATION OR PARTICIPATE IN ANY DISTRIBUTION IN THESE CHAPTER 11 CASES ON ACCOUNT OF SUCH CLAIM.

A copy of the Bar Date Order may be obtained from the Debtors’ attorneys: Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1400, Irvine, California 92614-8557 (Attn: Lillian Ton).

BY ORDER OF THE COURT:
JAMES W. MEYERS
United States Bankruptcy Judge